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                                                                    EXHIBIT 99.1



                                   Investor Contact and Media Contact:
FOR IMMEDIATE RELEASE              Jack A. Green, Senior Vice President
                                   Administration, General Counsel and Secretary
                                   978/664-7577


                     CONVERSE INC. ANNOUNCES COMPLETION OF
                                   ASSET SALE


     North Reading, MA, May 1, 2001 - Converse Inc. (OTC BB: CVEO), announced that the sale of substantially all of its assets to Footwear Acquisition, Inc. was accomplished as scheduled on April 30, 2001. As previously disclosed, the sale price was $117,500,000, subject to adjustments. Over the next several weeks, closing levels of inventory and accounts receivable will be calculated, and the final sale price will be determined.

     Proceeds of the sale will be used to repay amounts outstanding under the Company's debtor in possession financing facility. The remaining proceeds will be utilized to fund the ongoing expenses of the Company's chapter 11 case and to fund creditor distributions. Creditor claims substantially exceed available proceeds, but there has been no determination of any amount payable to unsecured creditors or the timing of any such payment. No distribution to stockholders is expected.

     Because the sale included the name "Converse" and all other intellectual property, the Company plans to change its name to "CVE Corporation."

                                    *  *  *

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend" and words or terms of similar substance used in connection with any discussion of future events identify forward-looking statements. All forward-looking statements are management's present expectations of future events that are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.